FOR IMMEDIATE RELEASE

SeanieMac International Ltd Reports 3rd Quarter 2013 Amounts Staked increased 578% from 2nd quarter 2013.

3rd Quarter Amounts Staked exceeds $1,000,000.

Huntington, NY – Oct 17, 2013 –

SeanieMac International Ltd, OTCQB symbol, BETS, reports preliminary results for the 3rd quarter ending September 30, 2013.

3rd quarter, gross betting revenue, commonly referred to as amounts staked were approximately $1,155,291.80 (€888,686) compared to $199,738 (153,645 euro) for the 2nd quarter ending June 30, 2013, an increase of 578% percent from the previous quarter. Gross profit grew to $83,021 (€63,863) in the 3rd quarter compared to $20,829.90 (€16,023) an increase of over 400 percent from the previous quarter. The gross betting revenue, ie. amounts staked, is a non-GAAP financial measure that reflects the gross amount of online sports book betting activities.

We have shown month over month growth in amounts staked in every month since the launch of our gaming website Seaniemac.com in April 2013.

We are very pleased with this strong start to our operations but we remain focused that we have a lot of work to do to grow the business in the months and years ahead. We will continue to evaluate all our marketing initiatives in television, print, radio, PPC and digital media to determine the best allocations for our marketing dollars and the returns on those investments.

About SeanieMac

SeanieMac Limited is aIrish gaming company. It owns and operates “www.SeanieMac.com”, an online sports and casino wagering web-based platform serving gamblers directly under the brand name SeanieMac.com.

While the site offers wagering for many categories outside of sports, SeanieMac intends to capture the Irish market by initially focusing on the Gaelic Athletics Association (GAA) or Gaelic Games as well as Irish horse racing and soccer. The company’s mission is to provide a market-leading, user-friendly website for online gambling, including sports betting and casino gaming (traditional casino, live casino, poker, bingo and interactive skilled games). The Company does not market to U.S. residents and, hereby, specifically discourages them from attempting to access its wagering services.

The Irish gambling industry generated approximately $18.7 billion in revenue in 2011, with $1.7 billion of that generated online. The Irish online gambling sector is projected to reach $3.2 billion in 2012.

As its national pastime, the Gaelic Games have long been popular in Ireland but they are gaining worldwide appeal, especially in areas with large communities of Irish heritage and their descendants, such as the U.S., Canada, Australia and the United Kingdom, where many communities have their own teams and clubs participating in the Gaelic Leagues locally and internationally. To learn more about the GAA, see www.gaa.ie.

Safe Harbor Statement

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Seaniemac International, Ltd. and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding our expectations regarding amounts staked and gross profits and our marketing initiatives. Such risks and uncertainties include, among other things, the uncertainty regarding consumer preferences, a decline in the popularity of our website and competition in the online gambling industry. Seaniemac assumes no obligation and does not intend to update these forward-looking statements.

A further description of risks and uncertainties can be found in Seaniemac International, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in its reports on Form 10-Q and Form 8-K.

Investor Relations
Chuck Arnold
386.409.0200
info@invrel.net

At the Company
Barry Brookstein
Chief Executive Officer
(386) 409-0200
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